Exhibit 99.1

January 10, 2018

Securities and Exchange Commission

Division of Corporation Finance

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re:	Corporación América Airports S.A.
Registration Statement on Form F-1
File No. 333-221916

Ladies and Gentleman:

The undersigned, Corporación América Airports S.A., a public limited liability company (société anonyme), incorporated under the laws of the Grand Duchy of Luxembourg (the “Company”), is filing this Exhibit 99.1 to the Company’s Registration Statement on Form F-1 (File No. 333-221916) (the “Registration Statement”) pursuant to Instruction 2 to Item 8.A.4 of Form 20-F in accordance with a letter received from the staff of the Securities and Exchange Commission (the “Commission”) dated January 2, 2018.

The Company represents to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States of America, to have audited financial statements as of a date not older than 12 (twelve) months from the date of filing the Registration Statement.

3.	Compliance with Item 8.A.4. of Form 20-F would be impracticable and would involve undue hardship for the Company.

4.	In no event will the Company seek effectiveness of the Registration Statement if the audited financial statements contained therein are older than 15 (fifteen) months at the time of the Company’s initial public offering.

Very truly yours,

Corporación América Airports S.A.

By:	/s/ Andres Zenarruza
Name:	Andres Zenarruza
Title:	Legal Manager

By:	/s/ Raúl Guillermo Francos
Name:	Raúl Guillermo Francos
Title:	Chief Financial Officer